SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 24, 2014

One Horizon Group, Inc.

 (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-10822	46-3561419
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

Weststrasse 1, Baar, Switzerland, CH6340
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

011 41 41 760 5820
 (ISSUER TELEPHONE NUMBER)

Copies to:

Hunter Taubman Weiss LLP
130 w. 42nd Street, Suite 1050
 New York, NY 10036
Tel: 212-732-7184

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 –Corporate Governance and Management

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 24, 2014, Mr. Mark White, resigned from his position as the Chief Executive Officer of One Horizon Group, Inc. (the “Company” or “we”, “us”) and a director of the Board of Directors of the Company. Mr. White did not resign due to any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

In connection with his resignation, the Company entered with a mutual Settlement and Release Agreement with Mr. White, effective July 24, 2014, pursuant to which that the Company and Mr. White agreed that Mr. White shall immediately resign from all positions as an employee, officer or director of the Company, including any subsidiary.  Further, Mr. White agreed to waive any salary, deferred compensation, severance, accrued vacation time and any other compensation due as a result of his employment by the Company; provided, however, that the Company shall remain liable for the repayment of any loans made to the Company by Mr. White. In consideration for the release by Employee, the Company agreed that the loans will be repaid over a twelve month period from the date of the Settlement and Release Agreement; provided, however, that if during such twelve month period, in the event of a private sale of a portion of shares of the Company to a buyer introduced by the Company, the Employee has agreed to waive all or part of the loan balance due to him by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE HORIZON GROUP, INC.

Date: July 29, 2014	By:	/s/ Martin Ward
Martin Ward
Chief Financial Officer